Filed Pursuant to Rule 424(b)(3)

Registration No. 333-283492

Prospectus Supplement No. 5

(To Prospectus dated May 23, 2025, as supplemented by

Prospectus Supplement No. 1, dated June 6, 2025

Prospectus Supplement No. 2 dated June 16, 2025

Prospectus Supplement No. 3 dated June 25, 2025

Prospectus Supplement No. 4 dated July 2, 2025)

CERO THERAPEUTICS HOLDINGS, INC.

2,100,000 Shares of Common Stock

This prospectus supplement no. 5 (this “Prospectus Supplement”) amends and supplements the prospectus dated May 23, 2025 (as may be supplemented or amended from time to time, the “Prospectus”), which forms part of our Post-Effective Amendment No. 1 to Registration Statement on Form S-1 (Registration Statement No. 333-283492). This Prospectus Supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in the attached Current Reports on Form 8-K, filed with the Securities and Exchange Commission (the “Securities and Exchange Commission”) on July 8, 2025 and on July 14, 2025 (collectively, the “Form 8-Ks”). Accordingly, we have attached the Form 8-Ks to this Prospectus Supplement.

This Prospectus Supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Prospectus Supplement should be read in conjunction with the Prospectus, and if there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on this Prospectus Supplement.

Our common stock and public warrants are listed on Nasdaq Capital Market (“Nasdaq”) under the symbols “CERO” and “CEROW,” respectively. On July 11, 2025, the last quoted sale price of our common stock as reported on Nasdaq was $8.72 per share and the last quoted sale price of our public warrants as reported on Nasdaq was $0.0186 per warrant.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 8 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is July 14, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 7, 2025

CERO THERAPEUTICS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40877	81-4182129
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

201 Haskins Way, Suite 230, South San Francisco, CA	94080
(Address of principal executive offices)	(Zip Code)

(650) 407-2376

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)) Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	CERO	Nasdaq Capital Market
Warrants, each warrant exercisable for one two-thousandth of a share of Common Stock	CEROW	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

As previously disclosed, on June 11, 2025, CERo Therapeutics Holdings, Inc., a Delaware corporation (the “Company”), received a letter (the “Bid Price Requirement Letter”) from the Listing Qualifications Department (the “Staff”) at The Nasdaq Stock Market (“Nasdaq”) notifying the Company that, for the 30 consecutive business day period between April 25, 2025 through June 9, 2025, the closing bid price for the Company’s common stock, par value $0.0001 per share (the “Common Stock”) was below the minimum $1.00 per share required for continued listing on The Nasdaq Capital Market set forth in Nasdaq Listing Rule 5550(a)(2), which is required for continued listing of the Common Stock on Nasdaq (the “Bid Price Requirement”).

The Company timely appealed the Staff’s delisting determination by requesting a hearing before a Hearings Panel (the “Panel”). Such request by the Company for a Panel hearing stayed the suspension of the Company’s securities.

On July 7, 2025, Nasdaq informed the Company that the Staff had determined that the Company has regained compliance with the Bid Price Requirement and is therefore in compliance with the continued listing requirements. As a result, Nasdaq canceled the hearing and the Common Stock will continue to be listed and traded on the Nasdaq Capital Market.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERO THERAPEUTICS HOLDINGS, INC.
Dated: July 8, 2025
	By:	/s/ Chris Ehrlich
	Name:	Chris Ehrlich
	Title:	Chief Executive Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 11, 2025

CERO THERAPEUTICS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40877	87-1088814
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

201 Haskins Way, Suite 230, South San Francisco, CA	94080
(Address of principal executive offices)	(Zip Code)

(650) 407-2376

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	CERO	NASDAQ Global Market
Warrants, each whole warrant exercisable for one two-thousandths of a share of common stock	CEROW	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

As previously disclosed, CERo Therapeutics Holdings, Inc., a Delaware corporation (the “Company”) and an institutional investor (the “Investor”) entered into a common stock purchase agreement on each of February 14, 2024 (the “February Purchase Agreement”) and November 8, 2024 (the “November Purchase Agreement” and, collectively, the “Prior Purchase Agreements”), pursuant to which, upon the terms and subject to the conditions and limitations set forth in such Prior Purchase Agreements, the Company may issue and sell to the Investor up to an aggregate of $25.0 million of the Company’s outstanding common stock, par value $0.0001 per share (the “Common Stock”). As of June 30, 2025, the Company has issued and sold (i) 11,689 shares of Common Stock for aggregate proceeds of approximately $4.4 million pursuant to the February Purchase Agreement, and (ii) 100,584 shares of Common Stock for aggregate proceeds of approximately $3.1 million pursuant to the November Purchase Agreement. Accordingly, in order to enable the Company to issue and sell and the Investor to purchase from the Company, an aggregate of $25,000,000 of the Company’s outstanding shares of Common Stock, the Company and the Investor have entered into the new Purchase Agreement described below.

On July 11, 2025, the Company entered into a purchase agreement (the “Purchase Agreement”) with the Investor, pursuant to which the Company may issue and sell to the Investor, from time to time as provided in the Purchase Agreement, and the Investor shall purchase from the Company up to $17,490,897 of the Company’s outstanding shares of Common Stock, minus any additional proceeds received from the sale of shares of Common Stock pursuant to the November Purchase Agreement after June 30, 2025 and subject to the satisfaction of the conditions in the Purchase Agreement. Capitalized terms not otherwise defined shall have the meaning ascribed to them in the Purchase Agreement.

As the Purchase Agreement constitutes a continuation of the equity line program commenced under the Prior Purchase Agreement, the Commitment Shares issued to the Investor pursuant to the Prior Purchase Agreement shall satisfy in full the Company’s obligation to deliver any additional shares of Common Stock to the Investor as consideration for entering into the Purchase Agreement.

At any time from and after the Commencement Date, on any business day on which the closing sale price of the Common Stock is equal to or greater than $0.01, the Company shall have the right, but not the obligation, to direct the Investor, by its delivery of a Fixed Purchase Notice, to purchase a Fixed Purchase Share Amount, not to exceed the applicable Fixed Purchase Maximum Amount (calculated as of the applicable Fixed Purchase Date), at the applicable Fixed Purchase Price therefor on the applicable Fixed Purchase Date in accordance with the Purchase Agreement; provided, however, that the Investor’s committed obligation under any single Fixed Purchase shall not exceed the lower of 10,000 shares of Common Stock or $100,000 (provided that all shares of Common Stock in respect of all prior Fixed Purchases, VWAP Purchases and Additional VWAP Purchases shall have been delivered to the Investor).

In addition, at any time from and after the Commencement Date, on any business day on which the closing sale price of the Common Stock is equal to or greater than $0.01 and such business day is also the Purchase Date for a Fixed Purchase of an amount of shares of Common Stock not less than the applicable Fixed Purchase Maximum Amount, the Company shall also have the right, but not the obligation, to direct the Investor, by its delivery to the Investor of a VWAP Purchase Notice, to purchase the applicable VWAP Purchase Share Amount, not to exceed the applicable VWAP Purchase Maximum Amount, at the applicable VWAP Purchase Price therefor on the applicable VWAP Purchase Date in accordance with this Agreement (each such purchase, a “VWAP Purchase”); provided, however, that the Investor’s aggregate committed obligation under a VWAP Purchase and all Additional VWAP Purchases shall not exceed $10,000,000 in the aggregate for such VWAP Purchase and all such Additional VWAP Purchases on such VWAP Purchase Date, collectively.

At any time from and after the Commencement Date, in addition to the Fixed Purchases and VWAP Purchases described above, the Company shall also have the right, but not the obligation, to direct the Investor, by its delivery to the Investor of an Additional VWAP Purchase Notice, to purchase the applicable Additional VWAP Purchase Share Amount, not to exceed the applicable Additional VWAP Purchase Maximum Amount, at the applicable Additional VWAP Purchase Price therefor on the applicable Additional VWAP Purchase Date in accordance with the Purchase Agreement (each such purchase, an “Additional VWAP Purchase”); provided, however, that the Investor’s aggregate committed obligation under a VWAP Purchase and all Additional VWAP Purchases on the applicable Additional VWAP Purchase Date, which Additional VWAP Purchase Date shall be the same Trading Day as the applicable VWAP Purchase Date for such VWAP Purchase, shall not exceed $10,000,000 in the aggregate for such VWAP Purchase and all such Additional VWAP Purchases, collectively.

In no event shall the Company issue or sell to the Investor, any shares of Common Stock under the Purchase Agreement, which, when aggregated with all other shares of Common Stock then beneficially owned by the Investor and its Affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in the beneficial ownership by the Investor of more than 4.99% of the outstanding shares of Common Stock.

Concurrent with the execution of the Purchase Agreement, the Company entered into a registration rights agreement with the Investor (the “Registration Rights Agreement”), pursuant to which the Company agreed to provide the Investor with customary registration rights related to the shares issued under the Registration Rights Agreement.

The foregoing descriptions of the Purchase Agreement and the Registration Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the Purchase Agreement and the Registration Rights Agreement, copies of which are filed as Exhibits 10.1 and 10.2 hereto and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1*	Common Stock Purchase Agreement, by and between CERo Therapeutics Holdings, Inc., and an institutional investor, dated as of July 11, 2025
10.2*	Registration Rights Agreement, by and between CERo Therapeutics Holdings, Inc., and an institutional investor, dated as of July 11, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERO THERAPEUTICS HOLDINGS, INC.

By:	/s/ Chris Ehrlich
Name:	Chris Ehrlich
Title:	Chief Executive Officer

Dated: July 14, 2025